Exhibit 10.1

SUPPORT AGREEMENT

This Support Agreement (this “Agreement”) is made as of November 12, 2025, by and among Einride AB, a limited liability company organized under the laws of Sweden (the “Company”), Legato Merger Corp. III, a Cayman Islands exempted company (“SPAC”), and the undersigned Founders (the “Voting Parties” and each a “Voting Party”).

WHEREAS, contemporaneously with the execution and delivery of this Agreement, the Company, Einride Cayman Sub Limited (“Merger Sub”) and SPAC have entered into a Business Combination Agreement (as amended, amended and restated, supplemented or otherwise modified from time to time, the “BCA”), pursuant to which, among other things, on the terms and conditions set forth therein, at the Effective Time, SPAC will merge with and into Merger Sub (the “Merger”), with Merger Sub surviving as a direct, wholly-owned subsidiary of the Company. Capitalized terms used and not defined herein shall have the respective meanings assigned to them in the BCA. The transactions contemplated pursuant to the BCA and the Transaction Agreements shall be defined herein as the “Transactions”.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions. As used herein, the following terms shall have the following meanings:

(a) “Family Member” means with respect to any Person, such Person’s spouse, ancestors, descendants (whether by blood, marriage or adoption) or spouse of a descendant of such Person, brothers and sisters (whether by blood, marriage or adoption) and inter vivos or testamentary trusts of which only such Person and his spouse, ancestors, descendants (whether by blood, marriage or adoption), brothers and sisters (whether by blood, marriage or adoption) are beneficiaries.

(b) “Management Team Shares” shall mean 4,453,750 SPAC Founder Shares held by SPAC’s management team.

(c) “Permitted Transfer” means a Transfer of Voting Shares by a Voting Party (a) to any Family Member of such Voting Party, (b) to any Affiliate of such Voting Party, (c) to any Affiliate of any Family Member of such Voting Party, (d) to any of such Voting Party’s related investment funds or vehicles controlled or managed by such Voting Party or Affiliate of such Voting Party, (d) to any other Person to the extent that such Person executes a joinder to or is a party to this Agreement, and (e) with the prior consent of the Company and the SPAC, which shall not be unreasonably withheld, conditioned, or delayed, by private sales made at or prior to the consummation of the Merger at prices no greater than the price at which the SPAC Founder Shares were originally purchased.

(d) “Private Placement Transfer” means the transactions described in Section 10 hereto.

(e) “Voting Shares” shall mean all securities of SPAC beneficially owned (as such term is defined in Rule 13d-3 under the Exchange Act, excluding shares of stock underlying unexercised warrants, but including any shares of stock acquired upon exercise of such warrants) (“Beneficially Owned”) by any Voting Party, including any and all securities of SPAC acquired and held in such capacity subsequent to the date hereof.

2. Representations and Warranties of the Voting Parties. Each Voting Party on its own behalf hereby represents and warrants to the other parties hereto, severally and not jointly, with respect to such Voting Party and such Voting Party’s ownership of its Voting Shares set forth on Annex A hereto as follows:

(a) Authority. If Voting Party is a legal entity it is duly organized, validly existing and, to the extent such concept is applicable, in good standing under the applicable law of the jurisdiction of its organization, and Voting Party has all requisite power and authority to enter into this Agreement, to perform fully Voting Party’s obligations hereunder and to consummate the transactions contemplated hereby. If Voting Party is a natural person, Voting Party has the legal capacity to enter into this Agreement. If Voting Party is a legal entity, this Agreement has been duly authorized by all necessary action, executed and delivered by Voting Party. This Agreement constitutes a valid and binding obligation of Voting Party enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(b) No Consent. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity or other Person on the part of Voting Party is required in connection with the execution, delivery and performance of this Agreement. If Voting Party is a natural person, no consent of such Voting Party’s spouse is necessary under any “community property” or other laws for the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. If Voting Party is a trust, no consent of any beneficiary is required for the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

(c) No Conflicts. Neither the execution and delivery of this Agreement, nor the consummation of the Transactions, including the transactions contemplated hereby, nor Voting Party’s compliance with the terms hereof and performance of his, her or its obligations hereunder, will, directly or indirectly (i) violate, conflict with or result in a breach of, or constitute a default (with or without notice or lapse of time or both) under any provision of, Voting Party’s organizational documents (as applicable), any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to Voting Party or to Voting Party’s property or assets (including the Voting Shares) that would reasonably be expected to prevent or delay the consummation of the Transactions or that would reasonably be expected to prevent Voting Party from fulfilling its obligations under this Agreement or (ii) result in the creation or imposition of any Lien upon the Voting Shares.

(d) Ownership of Shares. Voting Party (i) Beneficially Owns its Voting Shares free and clear of all Liens (except for any such Lien that may be imposed pursuant to this Agreement, the BCA and the transactions contemplated hereby and thereby (including those contemplated by the Lockup Agreement and the Private Placement Transfer, if applicable), the Organizational Documents of SPAC, or the agreements and documents filed by SPAC with the SEC, and any applicable restrictions on transfer under applicable U.S. state or federal securities or “blue sky” law) and (ii) has the sole power (or shared power, provided that such power is shared solely with Persons who are Voting Parties) to vote or caused to be voted its Voting Shares. As of the date hereof, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Voting Party is a party relating to the pledge, acquisition, disposition, transfer or voting of Voting Shares prior to the consummation of the Transactions, and there are no voting trusts or voting agreements with respect to the Voting Shares (except for any such commitment that may be imposed pursuant to this Agreement, the BCA and the transactions contemplated hereby and thereby (including those contemplated by the Lockup Agreement and the Private Placement Transfer, if applicable), the Organizational Documents of SPAC, or the agreements and documents filed by SPAC with the SEC, and any applicable restrictions on transfer under applicable U.S. state or federal securities or “blue sky” law). Other than the securities set forth on Annex A hereto, as of the date hereof, Voting Party does not Beneficially Own any Voting Shares or any options, warrants or other rights to acquire any additional SPAC Shares, SPAC Warrants, SPAC Units or any security exercisable for or convertible into SPAC Shares.

(e) No Litigation. There is no Legal Proceeding pending against, or, to the knowledge of Voting Party, threatened against, Voting Party that would reasonably be expected to materially impair or materially adversely affect the ability of Voting Party to perform Voting Party’s obligations hereunder, to consummate the Transactions, including the transactions contemplated by this Agreement, or that would reasonably be expected to prevent or delay the consummation of the Transactions.

(f) Sophistication. Voting Party is a sophisticated shareholder and has adequate information concerning the business and financial condition of SPAC and the Company to make an informed decision regarding this Agreement and the other transactions contemplated by the Transaction Agreements and has independently and based on such information as the Voting Party has deemed appropriate, made its own analysis and decision to enter into this Agreement, without reliance upon SPAC, the Company, any of their Affiliates or any of the respective Representatives of the foregoing. Voting Party acknowledges that SPAC and the Company have not made and do not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. Voting Party acknowledges that the agreements contained herein with respect to the Voting Shares Beneficially Owned by Voting Party are irrevocable.

3. Agreement to Vote Shares. Each Voting Party shall, solely in his, her or its capacity as a holder of SPAC Founder Shares, during the term of this Agreement vote or cause to be voted all Voting Shares that he, she or it Beneficially Owns, at every meeting of the stockholders of SPAC at which such matters are considered and at every adjournment or postponement thereof: (i) in favor of all proposals necessary to effectuate the Transactions (including the Merger); and (ii) against (A) any proposal or offer from any Person (other than the Company or any of its Affiliates) concerning a SPAC business combination or the adoption of any agreement to enter into a SPAC business combination; and (B) any action, proposal, transaction or agreement that could reasonably be expected to materially impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Transactions or the fulfillment of SPAC’s obligations under the BCA or change in any manner the voting rights of any class of shares of SPAC (including any amendments to SPAC’s organizational documents other than in connection with the Transactions or in connection with any extension of time for SPAC to complete an initial business combination).

4. Forfeiture. Prior to the conversion of the SPAC Shares into Company Common Shares in accordance with the terms of the BCA and solely in connection with and only for the purpose of the proposed Transactions, the Voting Parties shall, subject to and conditioned upon the Closing occurring, automatically and irrevocably surrender and forfeit, for no consideration, as a contribution to capital to SPAC, a number of Management Team Shares equal to (x) 2,400,000, less the number of Voting Shares transferred to investors in accordance with Section 10 hereto, multiplied by (y) the quotient of (a) the number of SPAC Redeeming Shares redeemed by SPAC at any time on or prior to the Closing divided (b) by 20,125,000 (the “Forfeited Shares”). The Forfeited Shares shall be automatically and immediately cancelled by SPAC (and SPAC shall promptly direct SPAC’s transfer agent, or such other intermediaries as appropriate, to take any and all such actions incident thereto). SPAC and the Voting Parties shall take such actions as are necessary to cause the Forfeited Shares to be retired and canceled, after which such Forfeited Shares shall no longer be issued and outstanding.

5. No Voting Trusts or Other Arrangement. Each Voting Party agrees that, during the term of this Agreement, Voting Party will not, and will not permit any entity under Voting Party’s control to, deposit any Voting Shares in a voting trust, grant any proxies with respect to the Voting Shares or subject any of the Voting Shares to any arrangement with respect to the voting of the Voting Shares. Each Voting Party hereby revokes any and all previous proxies and attorneys in fact with respect to the Voting Shares.

6. Transfer and Encumbrance. Each Voting Party agrees that, during the term of this Agreement, Voting Party will not, directly or indirectly, transfer (including by operation of law), sell, offer, exchange, assign, pledge or otherwise dispose of or encumber (“Transfer”) any of his, her or its Voting Shares or enter into any contract, option or other agreement with respect to, or consent to, a Transfer of, any of his, her or its Voting Shares or Voting Party’s voting or economic interest therein, except (a) a Permitted Transfer; provided, however, as a precondition to such Permitted Transfer, the transferee shall agree in a writing, reasonably satisfactory in form and substance to SPAC and the Company, to be bound by all of the terms of this Agreement or (b) a Transfer in accordance with Section 10 hereto. Any attempted Transfer of Voting Shares or any interest therein in violation of this Section 6 shall be null and void.

7. Appraisal and Dissenters’ Rights. Each Voting Party hereby (i) waives, and agrees not to assert or perfect, any rights of appraisal or rights to dissent from the Transactions that Voting Party may have by virtue of ownership of the Voting Shares and (ii) agrees not to commence or participate in any claim, derivative or otherwise, against SPAC relating to the negotiation, execution or delivery of this Agreement or the BCA or the consummation of the Transactions, including any claim (A) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (B) alleging a breach of any fiduciary duty of the board of directors of SPAC in connection with this Agreement, the BCA or the Transactions.

8. Redemption Rights. Each Voting Party agrees not to exercise any right to redeem any Voting Shares Beneficially Owned as of the date hereof or acquired and held in such capacity subsequent to the date hereof.

9. Acquisition of Additional Shares. In the event that, during the term of this Agreement, (a) any Voting Shares are issued to a Voting Party pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of Voting Shares or otherwise, (b) a Voting Party purchases or otherwise acquires beneficial ownership of any Voting Shares or (c) a Voting Party acquires the right to vote or share in the voting of any Voting Shares (collectively the “New Securities”), then such New Securities acquired or purchased by such Voting Party shall be subject to the terms of this Agreement to the same extent as if they constituted the Voting Shares owned by such Voting Party as of the date hereof.

10. Private Placement Transactions. The Founders hereby agree to use their reasonable best efforts to incentivize investors to enter into private placement transactions and/or non-redemption agreements with the Company and/or SPAC, as applicable, by transferring Voting Shares held by the Founders to such investors at the Closing of the Transactions; provided, that the Founders shall not be obligated to transfer more than 1,000,000 Voting Shares pursuant to this Section 10 hereto.

11. Termination. This Agreement shall automatically terminate upon the earliest to occur of (i) the Effective Time, (ii) the date on which the BCA is terminated in accordance with its terms, and (iii) the effective date of a written agreement executed and delivered by the Company and each Voting Party terminating this Agreement. Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, that nothing in this Section 11 shall relieve any party of liability for any willful breach of this Agreement occurring prior to termination.

12. No Agreement as Director or Officer. Each Voting Party is signing this Agreement solely in its capacity as a holder of SPAC Founder Shares. No Voting Party makes any agreement or understanding in this Agreement in such Voting Party’s capacity (or in the capacity of any Affiliate, partner or employee of Voting Party) as a director or officer of SPAC (if Voting Party holds such office). Nothing in this Agreement will limit or affect any actions or omissions taken by a Voting Party in his, her or its capacity as a director or officer of SPAC, and no actions or omissions taken in any Voting Party’s capacity as a director or officer shall be deemed a breach of this Agreement. Nothing in this Agreement will be construed to prohibit, limit or restrict a Voting Party from exercising his or her fiduciary duties as an officer or director to SPAC or its equityholders. A Voting Party shall not be responsible for the actions of SPAC or the board of directors of SPAC (or any committee thereof) or any officers, directors (in their capacity as such), employees and professional advisors of SPAC and Voting Party makes no representations or warranties with respect to the actions of any of the foregoing.

13. Specific Enforcement. Monetary damages would not adequately compensate an injured party for the breach of this Agreement by any party hereto and, accordingly, this Agreement shall be specifically enforceable, in addition to any other remedy to which such injured party is entitled at law or in equity, and any breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach or an award of specific performance is not an appropriate remedy for any reason at law or equity and agrees that a party’s rights would be materially and adversely affected if the obligations of the other parties under this Agreement were not carried out in accordance with the terms and conditions hereof.

14. Entire Agreement; Amendments; Waivers. This Agreement and the BCA and the Lockup Agreement and the Transfer Agreement supersede all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contain the entire agreement among the parties with respect to the subject matter hereof. For the avoidance of doubt, this Agreement is not intended to limit or reduce the obligations of the Voting Parties pursuant the voting agreements as among SPAC and the Voting Parties executed in connection with SPAC’s initial public offering. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or, in the case of a waiver, by the party against whom the waiver is to be effective. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

15. Notices. All notices, requests, claims, demands, and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, or (d) on the next Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be addressed as follows (or at such other address for a party as shall be specified in a notice given in accordance with this Section 15):

If to SPAC to:

Legato Merger Corp. III
777 Third Avenue, 37th Floor
New York, New York 10017

Attention:	Gregory Monahan
Email:	gmonahan@crescendopartners.com

with copies (which shall not constitute notice) to:

Graubard Miller
405 Lexington Avenue
New York, New York 10174

Attention:	Jeffrey M. Gallant Eric Schwartz
Email:	jgallant@graubard.com eschwartz@graubard.com

If to the Company to:

Einride AB
Stadsgården 6
116 45 Stockholm
Sweden

Email:	legal@einride.tech

with copies (which shall not constitute notice) to:

DLA Piper LLP (US)
1251 Avenue of the Americas
New York, New York 10020-1104

Attention:	Stephen P. Alicanti James M. Fischer Richard Folke
Email:	Stephen.Alicanti@us.dlapiper.com James.Fischer@us.dlapiper.com Richard.Folke@se.dlapiper.com

If to a Voting Party, to the addresses set forth on Annex A.

16. Miscellaneous.

(a) Governing Law; Consent to Jurisdiction. This Agreement and any action, suit, dispute, controversy or claim arising out of this Agreement, or the validity, interpretation, breach or termination of this Agreement, shall be governed by and construed in accordance with the laws of the State of Delaware without the application of principles of conflicts of law that would result in the application of the laws of another jurisdiction. Each of the parties irrevocably consents to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware, or if such court declines jurisdiction, then to any federal court located in Wilmington, Delaware and, in either case, any appellate court therefrom in connection with any matter based upon or arising out of this Agreement, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such Person and waives and covenants not to assert or plead any objection which they might otherwise have to such manner of service of process. Each party waives, and shall not assert as a defense in any legal dispute, that: (i) such Person is not personally subject to the jurisdiction of the above named courts for any reason; (ii) such Legal Proceeding may not be brought or is not maintainable in such court; (iii) such Person’s property is exempt or immune from execution; (iv) such Legal Proceeding is brought in an inconvenient forum; or (v) the venue of such Legal Proceeding is improper. Each party hereby agrees not to commence or prosecute any such action, claim, cause of action or suit other than before one of the above-named courts, nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit to any court other than one of the above-named courts, whether on the grounds of inconvenient forum or otherwise. Each party hereby consents to service of process in any such proceeding in any manner permitted by Delaware law, and further consents to service of process by nationally recognized overnight courier service guaranteeing overnight delivery, or by registered or certified mail, return receipt requested, at its address specified pursuant to Section 15. Notwithstanding the foregoing in this Section 16(a), any party may commence any action, claim, cause of action or suit in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

(b) Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM RELATING THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT. FURTHERMORE, NO PARTY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

(c) Severability. In the event that any term, provision, covenant or restriction of this Agreement, or the application thereof, is held to be illegal, invalid or unenforceable under any present or future applicable law: (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom; and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible.

(d) Counterparts; Electronic Execution. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same document and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Delivery by electronic transmission to counsel for the other parties of a counterpart executed by a party shall be deemed to meet the requirements of the previous sentence.

(e) Titles and Headings. The titles and captions in this Agreement are for reference purposes only, and shall not in any way define, limit, extend or describe the scope of this Agreement or otherwise affect the meaning or interpretation of this Agreement.

(f) Assignment; Successors and Assigns; No Third Party Rights. No party may assign, directly or indirectly, including by operation of law, either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the first sentence of this Section 16(f), this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

(g) No Ownership Interests. Except as provided in this Agreement, nothing contained in this Agreement shall be deemed to vest in the Company any direct or indirect ownership or incidence of ownership of or with respect to any Voting Shares. Except as provided in this Agreement, all rights, ownership and economic benefits relating to the Voting Shares shall remain vested in and belong to the Voting Parties. Nothing in this Agreement shall be interpreted as creating or forming a “group” with any other Person for purposes of Rule 13d-5(b)(1) of the Exchange Act or any other similar provision of applicable law.

(h) Expenses. All fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.

(i) Further Assurances. Each party hereto shall execute and deliver such additional documents as may be necessary or desirable to effect the Transactions, on the terms and subject to the conditions set forth in the Transaction Agreements, including this Agreement and the BCA.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Support Agreement as of the date first written above.

COMPANY:

EINRIDE AB

By:
Name:
Title:

SPAC:

LEGATO MERGER CORP. III

By:
Name:
Title:

[Company and SPAC Signature Page to Support Agreement]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Support Agreement as of the date first written above.

FOUNDER:

[Print Name of Voting Party]

By:
[Signature]

Name:
[Print Name of Signatory, If an Entity]

Title:
[Print Title of Signatory, If an Entity]

[Founder Signature Page to Support Agreement]